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                                                     EXHIBIT 3.1B

                    CERTIFICATE OF AMENDMENT
                               OF
       AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                               OF
                    DSP COMMUNICATIONS, INC.



DSP Communications, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

     DOES HEREBY CERTIFY:

     FIRST: That the Board of Directors of DSP Communications, Inc. duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of said corporation, declaring said amendment to be advisable and directing that said amendment be considered at a special meeting of the stockholders of said corporation. The resolution setting forth the proposed amendment is as follows:

          RESOLVED: That the first paragraph of Article IV of this corporation's Amended and restated Certificate of Incorporation be amended to read in its entirety as follows:

          "This Corporation is authorized to issue two (2) classes of stock to be designated, respectively, Preferred Stock, par value $.001 per share ("Preferred"); and Common Stock, par value $.001 per share ("Common"). The total number of shares of Common that this Corporation shall have authority to issue is one hundred ten million (110,000,000). The total number of shares of Preferred that this Corporation shall have authority to issue is five million (5,000,000). The Preferred Stock may be issued from time to time in one or more series.

          Upon the filing of this amendment to the Certificate of Incorporation with the Secretary of State of the State of Delaware (the "Effective Time"), each share of Common of this Corporation issued and outstanding immediately prior to the Effective Time shall be changed and converted into two (2) shares of Common of this Corporation."

     SECOND: That thereafter, pursuant to resolution of its Board of Directors, a special meeting of the stockholders of said corporation was duly called and held, upon notice in accordance with Section 222 of the General Corporation law of the State of Delaware, at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

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     THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

     IN WITNESS WHEREOF, said DSP Communications, Inc. has caused this certificate to be signed by Nathan Hod, its President and Chief Executive Officer, this 12th day of November, 1996.

                                   DSP COMMUNICATIONS, INC.


                                   BY:      /s/ Nathan Hod
                                       ----------------------------------------
                                          Nathan Hod,
                                          President and Chief Executive Officer